Exhibit 99.1

ORIC Pharmaceuticals Appoints Angie You, Ph.D., to its Board of Directors

SOUTH SAN FRANCISCO and SAN DIEGO, CA – November 10, 2021 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced the appointment of Angie You, Ph.D., to its board of directors. Dr. You currently serves as chief executive officer of Amunix Pharmaceuticals, Inc.

“We are delighted to welcome Angie to ORIC’s board of directors,” said Jacob Chacko, M.D., president and chief executive officer. “Angie’s broad experience spanning venture capital, a variety of business development transactions, and public company leadership will bring valuable expertise and insight to ORIC as we continue to build and advance our pipeline of novel oncology candidates toward potential clinical proof of concept and commercialization.”

Dr. You joined Amunix Pharmaceuticals as chief executive officer of in 2018. Prior to joining Amunix, Dr. You served as chief business & strategy officer and head of commercial at Sierra Oncology (Nasdaq: SRRA), where she led the company’s strategic and transactional business and commercial efforts, including building its robust pipeline through acquisition and licensing of several product assets. Prior to Sierra Oncology, Dr. You served as chief business officer of Aragon Pharmaceuticals. In previous roles, Dr. You served as chief business officer at Synosia Therapeutics and Ren Pharmaceuticals. Before joining Ren Pharmaceuticals, Dr. You focused on new company formation at Venrock Ventures. Dr. You earned a Ph.D. in Biochemistry from Harvard University and a B.A. in Chemistry from Harvard College.

Dr. You added, “I have watched with interest as Jacob and the highly experienced ORIC leadership team have used both cutting-edge internal drug discovery and targeted business development to build an impressive pipeline of promising oncology candidates to treat a range of cancers. I am excited to join the board and look forward to working with the leadership team to support the next phase of growth and evolution of the company.”

Concurrent with the appointment of Dr. You, Carl L. Gordon, Ph.D., CFA, founding and managing partner at OrbiMed, resigned from ORIC’s board. Dr. Chacko stated, “I would like to thank Carl for his guidance, support, and partnership during his tenure on the ORIC board dating back to his initial investment in our Series B in 2015. On behalf of the entire ORIC Board and leadership team, we are incredibly grateful to Carl for his many contributions to ORIC that have positioned us well to achieve our mission of improving patients’ lives by overcoming resistance in cancer.”

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC-101 is currently in two separate Phase 1b trials in combination with (1) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors and (2) Xtandi (enzalutamide) in metastatic prostate cancer. ORIC’s other product candidates include (1) ORIC-533, an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens, being developed for multiple myeloma, (2) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer, and (3) ORIC-114, a brain penetrant inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations, being developed across multiple genetically defined cancers. Beyond these four product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com, and follow us on Twitter or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding development of the Company’s product candidates and statements by the company’s president and chief executive officer or board members. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-101, ORIC-533, ORIC-944, ORIC-114 or any other product candidates to differ from preclinical, initial, interim, preliminary or expected results; negative impacts of the COVID-19 pandemic on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of ORIC’s license agreements; ORIC’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2021, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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Investor Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com